March 2011 Pricing Sheet dated March 28, 2011 relating to Preliminary Terms No. 727 dated March 23, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities
PRICING TERMS – MARCH 28, 2011
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,900,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	March 28, 2011
Original issue date:	March 31, 2011 (3 business days after the pricing date)
Maturity date:	January 31, 2014
Underlying index:	S&P 500® Index
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:
$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]
If the final index value is at or below the downside threshold value, the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,310.19, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	1,048.152, which is 80% of the initial index value
Valuation date:	January 28, 2014, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	61760E853
ISIN:	US61760E8536
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$2,900,000	$87,000	$2,813,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 8 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”), and have been licensed for use by Morgan Stanley.  The LASERS are not sponsored, endorsed, sold or promoted by S&P or MGH, and S&P or MGH makes no representation regarding the advisability of investing in the LASERS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 727 dated March 23, 2011
Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.